FORTIS
MASTERS
VARIABLE
ANNUITY

Certificates Under Flexible
Premium Deferred

Combination Variable and
Fixed Annuity Contracts

PROSPECTUS DATED
May 1, 1996

FORTIS BENEFITS INSURANCE COMPANY
MAILING ADDRESS:           STREET ADDRESS:              PHONE: 1-800-800-2638
P.O. BOX 64272             500 BIELENBERG DRIVE                EXTENSION 3057
ST. PAUL                   WOODBURY
MINNESOTA 55164            MINNESOTA 55125

This Prospectus describes interests under flexible premium deferred combination variable and fixed annuity contracts issued either on a group basis or as individual contracts by Fortis Benefits Insurance Company ("Fortis Benefits"). Participation in a group contract will be accounted for by the issuance of a certificate showing your interest under the group contract. Participation in an individual contract is shown by the issuance of an individual annuity contract. The certificate and the individual contract are hereafter both referred to as the "Certificate". The minimum under a Certificate is generally $5,000 for the initial and $1,000 for each subsequent purchase payment.

A Certificate allows you to accumulate funds on a tax-deferred basis. You may elect a guaranteed interest accumulation option through Fortis Benefits' Fixed Account or a variable return accumulation option through Variable Account D (the "Variable Account") of Fortis Benefits, or a combination of these two options. Under the variable rate accumulation option, you can choose among one or more of the following investment portfolios of Fortis Series Fund, Inc. (the "Series Fund"): Money Market Series, U.S. Government Securities Series, Diversified Income Series, Global Bond Series, High Yield Series, Asset Allocation Series, Global Asset Allocation Series, Value Series, Growth & Income Series, S&P 500 Index Series, Blue Chip Stock Series, Global Growth Series, Growth Stock Series, International Stock Series, and Aggressive Growth Series. The accompanying Prospectus for Fortis Series Fund describes the investment objectives, policies and risks of each of the Portfolios. Under the guaranteed interest accumulation option, you can choose among ten different guarantee periods, each of which has its own interest rate.

The Certificate provides several different types of retirement and death benefits, including fixed and variable annuity income options. Within limits, you may make partial surrenders of the Certificate Value or may totally surrender the Certificate for its Cash Surrender Value.

You have the right to examine a Certificate for ten days from the time you receive the Certificate and return it for a refund of all purchase payments that have been made, without interest or appreciation or depreciation. However, in certain states where permitted by state law the refund will be in the amount of the then current Certificate Value.

This Prospectus gives prospective investors information about the Certificates that they should know before investing. This Prospectus must be accompanied by a current Prospectus of Fortis Series Fund, Inc. Both Prospectuses should be read carefully and kept for future reference.

A Statement of Additional Information, dated May 1, 1996, about certain aspects of the Certificates has been filed with the Securities and Exchange Commission and is available without charge, from Fortis Benefits at the address and phone number printed above. The Table of Contents for the Statement of Additional Information appears on page 23 of this Prospectus.

THESE POLICIES ARE NOT OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, CREDIT UNION, BROKER-DEALER OR OTHER FINANCIAL INSTITUTION. THEY ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY; AND INVOLVE INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FORTIS-REGISTERED TRADEMARK-

95961 (Ed. 5/95)
some of these is set out under "Federal Tax Matters" in this Prospectus and "Taxation Under Certain Retirement Plans" in the Statement of Additional Information, but such discussion is not comprehensive. Therefore, you should consider these matters carefully and consult a qualified tax adviser before making purchase payments or taking any other action in connection with a Certificate or any related employee benefit plan. Failure to do so could result in serious adverse tax consequences which might otherwise have been avoided.

QUESTIONS AND OTHER COMMUNICATIONS
Any question about procedures of the Certificate should be directed to your sales representative, or Fortis Benefits' Home Office: P.O. Box 64272, St. Paul, Minnesota, 55164: 1-800-800-2638, extension 3057. Purchase payments and Written Requests should be mailed or delivered to the same Home Office address. All communications should include the Certificate number, the Participant's name and, if different, the Annuitant's name. The number for telephone transfers is 1-800-800-2638 (extension 3057).

Any purchase payment or other communication, except a 10-day cancellation notice, is deemed received at Fortis Benefit's Home Office on the actual date of receipt there in proper form unless received (1) after the close of regular trading on The New York Stock Exchange, or (2) on a date that is not a Valuation Date. In either of these two cases, the date of receipt will be deemed to be the next Valuation Date.

FINANCIAL AND PERFORMANCE INFORMATION
The information presented below reflects the Accumulation Unit information for subaccounts of the Separate Account through December 31, 1995.

                                       U.S. GOV'T    DIVERSIFIED                                     ASSET
                       MONEY MARKET    SECURITIES       INCOME      GLOBAL BOND     HIGH YIELD     ALLOCATION
                       ------------   ------------   ------------   ------------   ------------   ------------
DECEMBER 31, 1995
Accumulation Units in
 Force...............    26,915,975     10,989,914     59,213,865        574,142      2,321,419    148,700,081
Accumulation Unit
 Value...............     $1.367592     $15.805335      $1.753817     $11.743159     $10.941082      $2.134216
JANUARY 2, 1995*
Accumulation Unit
 Value...............       --             --             --            $10.0000        --             --
DECEMBER 31, 1994
Accumulation Units in
 Force...............    30,697,754     12,271,738     62,744,615        --           1,216,957    137,642,102
Accumulation Unit
 Value...............     $1.311084     $13.483809      $1.515603        --           $9.834124      $1.773397
MAY 1, 1994
Accumulation Unit
 Value...............       --             --             --             --            $10.0000        --
DECEMBER 31, 1993
Accumulation Units in
 Force...............    21,315,022     15,601,818     56,005,709        --             --         106,834,367
Accumulation Unit
 Value...............       $1.2789       $14.6095        $1.6211        --             --             $1.7970
DECEMBER 31, 1992
Accumulation Units in
 Force...............    20,674,556      9,505,984     19,353,521        --             --          49,688,937
Accumulation Unit
 Value...............       $1.2614       $13.5294        $1.4572        --             --             $1.6646
MAY 1, 1992*
Accumulation Unit
 Value...............       --             --             --             --             --             --
DECEMBER 31, 1991
Accumulation Units in
 Force...............  7,235,168.03   3,595,759.23   6,056,976.03        --             --        17,772,322.83
Accumulation Unit
 Value...............       $1.2370       $12.9216        $1.3794        --             --             $1.5778
DECEMBER 31, 1990
Accumulation Units in
 Force...............  5,632,146.27     747,992.12   2,352,517.74        --             --        8,249,373.75
Accumulation Unit
 Value...............       $1.1837       $11.4501        $1.2195        --             --             $1.2529
DECEMBER 31, 1989
Accumulation Units in
 Force...............    754,306.35      70,701.23   1,306,717.80        --             --        2,760,936.67
Accumulation Unit
 Value...............       $1.1123       $10.7564        $1.1355        --             --             $1.2450
MAY 1, 1989*
Accumulation Unit
 Value...............       --             10.0000        --             --             --             --
DECEMBER 31, 1988
Accumulation Units in
 Force...............     92,261.56        --          493,007.87        --             --          703,763.76
Accumulation Unit
 Value...............       $1.0302        --             $1.0247        --             --             $1.0198
MAY 2, 1988*
Accumulation Unit
 Value...............       $1.0000        --             $1.0000        --             --             $1.0000

                       GLOBAL ASSET     GROWTH &        GLOBAL                     INTERNATIONAL   AGGRESSIVE
                        ALLOCATION       INCOME         GROWTH      GROWTH STOCK      STOCK          GROWTH
                       ------------   ------------   ------------   ------------   ------------   ------------
DECEMBER 31, 1995
Accumulation Units in
 Force...............     1,117,596      4,204,164     10,769,830    160,247,280     1,157,064      3,033,587
Accumulation Unit
 Value...............    $11.590086     $12.904129     $15.754217      $2.587482    $11.271900     $12.461083
JANUARY 2, 1995*
Accumulation Unit
 Value...............      $10.0000        --             --             --           $10.0000        --
DECEMBER 31, 1994
Accumulation Units in
 Force...............       --           1,489,517     10,055,959    148,657,108       --           1,115,647
Accumulation Unit
 Value...............       --          $10.083309     $12.236773      $2.054211       --           $9.723523
MAY 1, 1994
Accumulation Unit
 Value...............       --            $10.0000        --             --            --            $10.0000
DECEMBER 31, 1993
Accumulation Units in
 Force...............       --             --           5,108,957    118,720,649       --             --
Accumulation Unit
 Value...............       --             --            $12.7842        $2.1425       --             --
DECEMBER 31, 1992
Accumulation Units in
 Force...............       --             --             698,720     79,582,321       --             --
Accumulation Unit
 Value...............       --             --            $10.9889        $1.9963       --             --
MAY 1, 1992*
Accumulation Unit
 Value...............       --             --             10.0000        --            --             --
DECEMBER 31, 1991
Accumulation Units in
 Force...............       --             --             --        42,946,178.33      --             --
Accumulation Unit
 Value...............       --             --             --             $1.9658       --             --
DECEMBER 31, 1990
Accumulation Units in
 Force...............       --             --             --        14,690,313.64      --             --
Accumulation Unit
 Value...............       --             --             --             $1.2980       --             --
DECEMBER 31, 1989
Accumulation Units in
 Force...............       --             --             --        3,507,971.91       --             --
Accumulation Unit
 Value...............       --             --             --             $1.3578       --             --
MAY 1, 1989*
Accumulation Unit
 Value...............       --             --             --             --            --             --
DECEMBER 31, 1988
Accumulation Units in
 Force...............       --             --             --          684,667.95       --             --
Accumulation Unit
 Value...............       --             --             --             $1.0083       --             --
MAY 2, 1988*
Accumulation Unit
 Value...............       --             --             --             $1.0000       --             --

- ------------------------------
*   Accumulation  Unit   Value  at   Date  of   initial  registration  statement
effectiveness

Audited financial statements of the Variable Account are included in the Statement of Additional Information.

Advertising and other sales materials may include yield and total return figures for the Subaccounts of the Variable Account. These figures are based on historical results and are not intended to indicate future performance. "Yield" is the income generated by an investment in the Subaccount over a period of time specified in the advertisement. This rate of return is assumed to be earned over a full year and is shown as a percentage of the investment. "Total return" is the total change in value of an investment in the Subaccount over a period of time specified in the advertisement. The rate of return shown would produce that change in value over the specified period, if compounded annually. Yield figures do not reflect the surrender charge and yield and total return figures do not reflect premium tax charges. This makes the performance shown more favorable.

Financial information concerning Fortis Benefits is included in this Prospectus under "Additional Information About Fortis Benefits" and "Fortis Benefits Financial Statements."

FORTIS BENEFITS/FORTIS FINANCIAL GROUP MEMBER
Fortis Benefits Insurance Company, the issuer of the Certificates, was founded in 1910. At the end of 1995, Fortis Benefits had approximately $86 billion of total life insurance in force. Fortis Benefits is a Minnesota corporation and is qualified to sell life insurance and annuity contracts in the District of Columbia and in all states except New York. Fortis Benefits is an indirectly wholly-owned subsidiary of Fortis, Inc., which is itself indirectly owned 50% by Fortis AMEV and 50% by Fortis AG. Fortis, Inc. manages the United States operations for these two companies.

Fortis Benefits is a member of the Fortis Financial Group, a joint effort by Fortis Benefits, Fortis Advisers, Inc., Fortis Investors, Inc., and Time Insurance Company, offering financial products through the management, marketing and servicing of mutual funds, annuities and life insurance.

Fortis AMEV is a diversified financial services company headquartered in Utrecht, The Netherlands, where its insurance operations began in 1847. Fortis AG is a diversified financial services company headquartered in Brussels, Belgium, where its insurance operations began in 1824. Fortis AMEV and Fortis AG have merged their operating companies under the trade name of Fortis. The Fortis group of companies is active in insurance, banking and financial services, and real estate development in The Netherlands, Belgium, the United States, Western Europe, and the Pacific Rim. The Fortis group of companies had approximately $140 billion in assets as of year-end 1995.

All of the guarantees and commitments under the Certificates are general obligations of Fortis Benefits, regardless of whether the Certificate Value has been allocated to the Separate Account or to the Fixed Account. None of Fortis Benefits' affiliated companies has any legal obligation to back Fortis Benefits' obligations under the Certificates.

THE VARIABLE ACCOUNT

The Variable Account, which is a segregated investment account of Fortis Benefits, was established as Variable Account D by Fortis Benefits pursuant to the insurance laws of Minnesota as of October 14, 1987. Although the Variable Account is an integral part of Fortis Benefits, the Variable Account is registered with the Securities and

Exchange Commission as a unit investment trust under the Investment Company Act of 1940. Assets in the Variable Account representing reserves and liabilities under Certificates and other variable annuity contracts issued by Fortis Benefits will not be chargeable with liabilities arising out of any other business of Fortis Benefits.

There are twelve Subaccounts in the Variable Account. The assets in each Subaccount are invested exclusively in a distinct class (or series) of stock issued by Series Fund, each of which represents a separate investment Portfolio within Series Fund. Income and both realized and unrealized gains or losses from the assets of each Subaccount of the Variable Account are credited to or charged against that Subaccount without regard to income, gains or losses from any other Subaccount of the Variable Account or arising out of any other business we may conduct. New Subaccounts may be added as new Portfolios are added to Series Fund and made available. Correspondingly, if any Portfolios are eliminated from Series Fund, Subaccounts may be eliminated from the Variable Account.

SERIES FUND

Series Fund is a "series" type of mutual fund which is registered with the Securities and Exchange Commission under the Investment Company Act of 1940. Series Fund has served as the investment medium for the Variable Account since the Variable Account commenced operations. Series Fund is also the investment medium for Variable Account C of Fortis Benefits, through which variable life insurance policies are issued. Although we do not foresee any conflict between the interests of Participants and life insurance policy owners, Series Fund' Board of Directors will monitor to identify any material irreconcilable conflicts which may develop and to determine what action, if any, should be taken in response. If it becomes necessary for any separate account to replace shares of any Portfolio with another investment, the Portfolio may have to liquidate securities on a disadvantageous basis.

Fortis Benefits  purchases  and redeems  Series  Fund shares  for  the  Variable
Account at their net asset value without the imposition of any sales or redemption charges. Such shares represent interests in the nine Portfolios of Series Fund available for investment by the Variable Account. Each Portfolio corresponds to one of the Subaccounts of the Variable Account. The assets of each Portfolio are separate from the others and each Portfolio operates as a separate investment portfolio whose performance has no effect on the investment performance of any other Portfolio.

Any dividend or capital gain distributions attributable to Certificates are automatically reinvested in shares of the Portfolio from which they are received at the Portfolio's net asset value on the date paid. Such dividends and distributions will have the effect of reducing the net asset value of each share of the corresponding Portfolio and increasing, by an equivalent value, the number of shares outstanding of the Portfolio. However, the value of your interest in the corresponding Subaccount will not change as a result of any such dividends and distributions.

The Portfolios of Series Fund available for investment by the Variable Account are Money Market Series, U.S. Government Securities Series, Diversified Income Series, Global Bond Series, High Yield Series, Asset Allocation Series, Global Asset Allocation Series, Value Series, Growth & Income Series, S&P 500 Index Series, Blue Chip Stock Series, Growth Stock Series, Global Growth Series, International Stock Series, and Aggressive Growth Series. A full description of the Portfolios, their investment policies and restrictions, the charges, the risks attendant to investing in them, and other aspects of their operations is contained in the Prospectus for Series Fund accompanying this Prospectus and in the Statement of Additional Information for Series Fund referred to therein. Additional copies of these documents may be obtained from your sales representative or from our Home Office. The complete risk disclosure in the Prospectus for the Diversified Income Series, High Yield Series, Asset Allocation Series, and Global Asset Allocation Series should be read before selection of them for investment.

THE FIXED ACCOUNT

GUARANTEED INTEREST RATES/GUARANTEE PERIODS
Any amount allocated by the Participant to the Fixed Account earns a Guaranteed Interest Rate commencing with the date of such allocation. This Guaranteed Interest Rate continues for a number of years (not to exceed ten) selected by the Participant. At the end of this Guarantee Period, the Participant's Certificate Value in that Guarantee Period, including interest accrued thereon, will be allocated to a new Guarantee Period of the same length unless Fortis Benefits has received a Written Request from the Participant to allocate this amount to a different Guarantee Period or periods or to one or more of the Subaccounts. We must receive this Written Request at least three business days prior to the end of the Guarantee Period. The first day of the new Guarantee Period (or other reallocation) will be the day after the end of the prior Guarantee Period. We will notify the Participant at least 45 days and not more than 75 days prior to the end of any Guarantee Period.

We currently make available ten different Guarantee Periods, ranging from one to ten years. Each Guarantee Period has its own Guaranteed Interest Rate, which may differ from those for other Guarantee Periods. From time to time we will, at our discretion, change the Guaranteed Interest Rate for future Guarantee Periods of various lengths. These changes will not affect the Guaranteed Interest Rates being paid on Guarantee Periods that have already commenced. Each allocation or transfer of an amount to a Guarantee Period commences the running of a new Guarantee Period with respect to that amount, which will earn a Guaranteed Interest Rate that will continue unchanged until the end of that period. The Guaranteed Interest Rate will never be less than an effective annual rate of 4%.

Fortis Benefits declares the Guaranteed Interest Rates from time to time as market conditions dictate. Fortis Benefits advises a Participant of the Guaranteed Interest Rate for a chosen Guarantee Period at the time a purchase payment is received, a transfer is effectuated or a Guarantee Period is renewed.

Fortis Benefits has no specific formula for establishing the Guaranteed Interest Rates for the Guarantee Periods. The rate may be influenced by, but not necessarily correspond to, interest rates generally available on the types of investments acquired with amounts allocated to the Guarantee Period. See "Investments by Fortis Benefits." Fortis Benefits in determining Guaranteed Interest Rates, may also consider, among other factors, the duration of a Guarantee Period, regulatory

SELECTED FINANCIAL DATA
The following is a summary of certain financial data of Fortis Benefits. This summary has been derived in part from, and should be read in conjunction with, the financial statements of Fortis Benefits included elsewhere in this Prospectus.

                                                                              YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------------------
                      (IN THOUSANDS)                            1995        1994        1993        1992       1991**
                                                             ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA
  Premiums and policy charges..............................  $1,232,329  $1,022,446  $  955,053  $  967,111  $  439,348
  Net investment income....................................     203,537     162,514     153,657     156,431      89,638
  Realized gains (losses) on investment....................      55,080     (28,815)     73,623      37,928       5,234
  Other income.............................................      33,085      35,958      27,100      26,176       6,668
                                                             ----------  ----------  ----------  ----------  ----------
    TOTAL REVENUES.........................................  $1,524,031  $1,192,103  $1,209,433  $1,187,646  $  540,888
                                                             ----------  ----------  ----------  ----------  ----------
                                                             ----------  ----------  ----------  ----------  ----------
  Total benefits and expenses..............................  $1,442,270  $1,157,651  $1,100,199  $1,111,530  $  505,650
  Federal Income taxes.....................................      27,891      11,595      31,090      25,660      12,776
  Income before cumulative effect of accounting changes*...      53,870      22,857      78,144      50,456      22,462
  Net income...............................................      53,870      22,857      81,707      50,456      22,462

BALANCE SHEET DATA
  Total assets***..........................................  $5,143,012  $4,043,914  $3,584,139  $2,867,999  $2,409,881
  Total liabilities........................................   4,431,914   3,569,717   3,052,231   2,460,445   2,056,255
  Total shareholder's equity***............................     711,098     474,197     531,908     407,554     353,626

- ------------------------
  * Prior-year data has not been restated for the adoption of Statements 109 and 106 in 1993 (See Note 2 of the financial statements).

 ** The group life and health business of Mutual Benefit Life Insurance was acquired in 1991 (See Note 3 of the financial statements).

*** The years ended December 31, 1995, 1994 and 1993, reflect the impact of the adoption of Statement 115 (See Note 1 of the financial statements).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1995 COMPARED TO 1994

FINANCIAL CONDITION
Total assets rose to $5,143 million from $4,044 million in 1994. Half of the increase was due to the assets held in separate accounts which grew from $1,213 million in 1994 to $1,781 million in 1995. Invested assets, excluding Separate Accounts, increased from $2,372 million at December 31, 1994 to $2,936 million at December 31, 1995 due to cash inflows and the appreciation of securities available for sale. Fortis Benefits invests primarily in government and other high-quality marketable fixed income securities with the objective of providing reasonable returns while limiting liquidity and credit risk.

During 1995, the Company's mortgage loans on real estate increased $110 million to $563 million. The Company has a high quality portfolio which has experienced delinquency rates lower than the industry average. Similar to 1994, mortgage loans represent 19% of the Company's invested assets.

Policy reserves and liabilities increased from $3,570 million at December 31, 1994 to $4,432 million at December 31, 1995. Aggregate reserves for traditional life insurance and interest sensitive and investment products increased $222 million from $1,288 million at December 31, 1994 to $1,510 million at December 31, 1995. This increase in traditional life reserves is the result of strong sales of the Company's group insurance and growth in the policyholder's accumulations associated with interest sensitive products.

Policy reserves and claim liabilities for accident and health policies increased by $35 million to nearly $833 million at December 31, 1995. This increase reflects increased volume of business and increased liability costs for existing disabilitants as reflected in the Company's disability reserves. Medical reserves grew somewhat faster than premiums.

Liabilities related to separate accounts increased from $1,208 million at December 31, 1994 to $1,757 million at December 31, 1995. This increase is primarily the result of the increased sales of the Company's variable life and annuity products and market appreciation during 1995.

RESULTS OF OPERATIONS
Total revenues were $1,524 million in 1995 compared to $1,192 million in 1994. Increased premiums and policy charges in the last two years and higher-yielding mortgage loans, offset by lower interest rates, increased the Company's net investment income $41 million to $204 million. The favorable market conditions generated realized gains on securities sold of $55 million in 1995 compared with realized losses on investments of $29 million in 1994.

Traditional life premiums and policy charges increased by $52 million to $297 million in 1995. Traditional life insurance premiums increased by 21% during 1995 to $251 million. The Company has experienced strong sales of group life products due to competitive pricing and marketing emphasis. Interest sensitive and investment product policy charges, which consist primarily of cost of insurance and expense charges on interest sensitive insurance policies, increased 22% to $46 million in 1995 due to continued growth in these products.

Accident and health premiums increased $158 million in 1995 to $935 million from $777 million in 1994 primarily as a result of increased medical and disability sales. Disability insurance accounted for approximately one fourth of the Company's group accident and health insurance revenues. The Company is one of the leading writers of group disability coverages in the United States. This market has been intensely competitive. The Company's strategy has been to emphasize its claim management activities and refine its pricing to better reflect the risks of various industries and occupations.

New regulations in several states have adversely affected current and future profitability of certain medical lines. On October 24, 1995, the Company announced that it will cease selling certain group medical products effective January 1, 1996. The Company will continue to renew and service existing medical business. In the long-term, the Company expects this decision to have a favorable impact on its capital position. In the short-term, management believes this product line change will not have a material impact on the Company's operating results.

Total benefits to policyholders increased by $209 million in 1995 to $1,046 million. Traditional life, interest sensitive and investment products' claims and benefits increased by $59 million to $276 million in 1995 reflecting increased in-force group coverages and a larger in-force block of interest sensitive and investment products.

Accident and health benefits increased to $770 million in 1995 from $620 million in 1994. The increase is due primarily to increased disability business.

Amortization of deferred policy acquisition costs increased to $41 million in 1995 from $35 million in 1994. The increase in the amortization of interest sensitive and investment products of $7 million to $17 million in 1995 from $10 million in 1994 is primarily due to amortization of costs related to products sold in recent years.

Insurance commissions, net of deferrals, increased to $96 million from $86 million in 1994. These additional commissions resulted primarily from an increase in sales of group coverages. General and administrative expenses increased 29% to $255 million in 1995 from $197 million in 1994, approximately in line with the increase in revenue. The increased expenses related primarily to additional staffing and systems integration required to service the increased amount of group insurance business written in 1995.

Income before federal income taxes and cumulative effect of accounting changes totaled $82 million in 1995 compared to $34 million in 1994. Federal income taxes were $28 million in 1995 compared to $12 million in 1994. The Company's effective tax rate was comparable between years.

LIQUIDITY AND CAPITAL RESOURCES
The liquidity requirements of the Company have been met by funds provided from operations and investment activity.

The primary uses of funds are to provide policy benefits, operating expenses, commissions, and to purchase new investments. The Company expects its investment and operating activities to continue to generate sufficient funds for these purposes.

The National Association of Insurance Commissioners (NAIC) has implemented risk-based capital standards to determine the capital requirements of a life insurance company based upon the risks inherent in its operations. These standards require the computation of a risk-based capital amount which is then compared to the Company's actual total adjusted capital. The computation involves applying factors to various financial data to address four primary risks: asset default, adverse insurance experience, interest rate risk and external events. These standards provide for regulatory intervention when the percentage of total adjusted capital is below certain levels. Based on current calculations of the risk-based capital standards, the Company's percentage of total adjusted capital is well in excess of ratios which would require regulatory attention.

Fortis Benefits has no long or short term debt. Less than 2% of the Company's assets consisted of non-investment grade bonds as of December 31, 1995. The Company received additional contributed capital of $50 million in 1995 and $13 million in 1994 from its parent company. Total shareholder's equity was $711 million as of December 31, 1995 compared to $474 million as of December 31, 1994. The net change in unrealized gains on investments accounted for $131 million of the increase.

1994 COMPARED TO 1993

FINANCIAL CONDITION
Total assets rose to $4.0 billion from $3.6 billion in 1993. The increase was due in a large part to the increase in the assets held in separate accounts from $975 million in 1993 to $1,213 million in 1994. Invested assets, excluding Separate Accounts, increased from $2.3 billion at December 31, 1993 to $2.4 billion at December 31, 1994. Fortis Benefits invests primarily in government and other high-quality marketable fixed income securities with the objective of providing reasonable returns while limiting liquidity and credit risk.

During 1994, the Company's mortgage loans on real estate increased nearly $100 million to $450 million. The Company has a high quality portfolio which has experienced delinquency rates lower than the industry average. Mortgage loans represent approximately 19% of the Company's invested assets.

Policy reserves and liabilities increased from $3.0 billion at December 31, 1993 to $3.6 billion at December 31, 1994. Aggregate reserves for traditional life insurance and interest sensitive and investment products contracts increased $200 million from $1.1 billion at December 31, 1993 to $1.3 billion at December 31, 1994. This increase in traditional life reserves is the result of continued strong sales of the Company's deferred income annuities and accumulation in value of its interest sensitive products.

Policy reserves and claim liabilities for accident and health policies increased by $47 million to nearly $800 million at December 31, 1994. This increase reflects increased volume of business and increased liability costs for existing disabilitants as reflected in the Company's disability reserves. Medical reserves grew more slowly primarily due improved experience in its fully insured line while overall reserves increased due to volume growth.

Liabilities related to separate accounts increased from $970 million at December 31, 1993 to $1.2 billion at December 31, 1994. This increase is the result of new sales of the Company's variable life and annuity products during 1994.

RESULTS OF OPERATIONS
Total revenues were $1.2 billion in 1994. Deteriorating investment market conditions in 1994 resulting from higher interest rates increased the Company's investment income $9 million to $163 million while generating realized losses on securities sold of $29 million. Realized gains were $74 million in 1993.

Premiums and policy charges increased by $67 million to $1,022 million in 1994. Traditional life insurance premiums increased by 11% during 1994 to $208 million. The Company has experienced strong sales of life products due to competitive pricing and marketing emphasis.

Interest  sensitive  and  investment  product  policy  charges,  which   consist
primarily of cost of insurance charges on interest sensitive insurance policies, increased 31% to $38 million in 1994 due to continued growth in these products.

The Company is one of the leading writers of group disability coverages in the United States. This market has been intensely competitive. The Company's strategy has been to emphasize its claim management activities and refine its pricing to better reflect the risks of various industries and occupations.

Medical premium growth has slowed over the past several years. The Company's response has been to heavily emphasize its managed care products and focus on the sale of partially self-funded coverages to larger employers. Accident and health premiums increased in 1994 to $777 million from $738 million in 1993 as a result of more aggressive pricing aided by less uncertainty in the market place.

Benefits and expenses increased by $58 million in 1994 to $1,158 million. Traditional life, interest sensitive and investment products' claims and benefits increased by $20 million to $217 million in 1994 reflecting increased inforce group coverages and inforce block of interest sensitive and investment products.

Accident and health benefits increased to $620 million in 1994 from $598 million in 1993. The experience on the Company's medical products has improved in 1994 due to less uncertainty in the marketplace.

Amortization of deferred policy acquisition costs decreased slightly to $35 million in 1994 from $37 million in 1993. The majority of this, $23 million in 1994 and $24 million in 1993, is amortization relating to the block of business acquired from Mutual Benefit Life in 1991.

Insurance  commissions,  net of  deferrals, increased  to  $86 million  from $77 million in 1993. The Company deferred $52 million of commissions in 1994 compared to $44 million in 1993. This additional deferral resulted from an increase in sales of interest sensitive and investment products. General and administrative expenses increased 6% to $197 million in 1994 from $186 million in 1993 consistent with revenue growth from insurance operations.

Income before federal income taxes and cumulative effect of accounting changes totaled $34 million in 1994 compared to $109 million in 1993. Federal income taxes were $12 million in 1994 compared to $31 million in 1993. The decrease in taxes was due primarily to tax credits resulting from realized losses in 1994 versus tax expense related to realized gains in 1993.

LIQUIDITY AND CAPITAL RESOURCES
The liquidity requirements of the company have been met by funds provided from operations and investment activity.

The primary uses of funds are to provide policy benefits and reserves, pay operating expenses and commissions, and to purchase new investments. The company expects its investments and operating activities to continue to generate sufficient funds for these purposes.

The National Association of Insurance Commissioners (NAIC) has implemented risk-based capital standards to determine the capital requirements of a life insurance company based upon the risks inherent in its operations. These standards require the computation of a risk-based capital amount which is then compared to the Company's actual total adjusted capital. The computation involves applying factors to various financial data to address four primary risks: asset default, adverse insurance experience, interest rate risk and external events. These standards provide for regulatory intervention when the percentage of total adjusted capital to authorized control level risk-based capital is below certain levels. Based on current calculations of the risk-based capital standards, the Company's percentage to total adjusted capital is well in excess of ratios which would require regulatory attention.

Fortis Benefits has no long or short term debt. Less than 2% of the Company's assets consisted of non-investment grade bonds as of December 31, 1994 and the Company does not expect this percentage to increase significantly in future years. The company received additional contributed capital of $13 million in 1994 from its parent company. Total shareholder's equity was $474 million as of December 31, 1994 compared to $532 million as of December 31, 1993.

COMPETITION
Fortis Benefits seeks to compete primarily on the basis of customer service, product design, and, in the case of products funded through Series Fund, the investment results achieved by Fortis Advisers, Inc. Many other insurance companies compete with Fortis Benefits in each of its markets, including on the basis of price. Many of these companies, which include some of the largest and best known insurance companies, have considerably greater resources than Fortis Benefits. Best's Insurance Reports, Life-Health Edition, 1994 assigned Fortis Benefits one of its highest ratings, A+ (Superior), as of December 31, 1993, for financial position and operating performance.

Fortis Benefits has a rating of AA from Standard & Poor's. As defined by Standard & Poor's, insurers rated AA offer "excellent financial security."

These ratings represent such rating agency's independent opinion of Fortis Benefit's financial strength and ability to meet its policyholder obligations, but have no relevance to the performance or quality of the assets in the Variable Account.

REGULATION AND RESERVES
The Company is subject to regulation and supervision by the insurance departments of the states in which it is licensed to do business. This regulation covers a variety of areas, including benefit reserve requirements, adequacy of insurance company capital and surplus, various operational standards, and accounting and financial reporting procedures. Fortis Benefits' operations and accounts are subject to periodic examination by insurance regulatory authorities.

Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed up to prescribed limits for insurance contract losses, if covered, incurred by insolvent companies. The amount of any future assessments of Fortis Benefits under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Federal measures that may adversely affect the insurance business include health care reform, employee benefit regulation, controls on medicare costs and medical entitlement programs, tax law changes affecting the taxation of insurance companies or of insurance products, changes in the relative desirability of various personal investment vehicles, and removal of impediments on the entry of banking institutions into the business of insurance.

Pursuant to state insurance laws and regulations, Fortis Benefits is obligated to carry on its books, as liabilities, reserves to meet its obligations under outstanding insurance contracts. These reserves are based on assumptions about, among other things, future claims experience and investment returns. Neither the reserve requirements nor the other aspects of state insurance regulation provide absolute protection to holders of insurance contracts, including the Certificates, if Fortis Benefits were to incur claims or expenses at rates significantly higher than expected (due, for example, to acquired immune deficiency syndrome or other infectious diseases or catastrophes) or significant unexpected losses on its investments.

EMPLOYEES AND FACILITIES
Fortis Benefits has approximately 2,000 employees and considers its employee relations to be excellent; Fortis Benefits owns its Home Office building, consisting of 295,000 square feet in Woodbury, Minnesota. It also has administrative offices in Kansas City, Missouri. Fortis Benefits leases a portion of that building consisting of 297,000 square feet. In addition Fortis Benefits has several regional claims and sales offices throughout the United States. Fortis Benefits occupies approximately 100% of its home office and 70% of its administration building, which it expects will be adequate for its purposes for the foreseeable future.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth is information concerning the Company's directors and executive officers, to the extent responsible for its variable annuity operations, together with their business experience and principal occupations for the past five years:

OFFICER-DIRECTORS

Dean C. Kopperud, 43        Senior Vice  President--Marketing  and  Sales;  also
Director since 1995         officer  of affiliated companies; before then Senior
                            Vice President of Integrated Resources, Inc.
Robert Brian Pollock, 41    President and Chief  Executive Officer; before  then
Director Since 1988         Senior Vice President--Life and Disability.
Thomas Michael Keller, 48   Executive  Vice President;  before then  Senior Vice
Director since 1990         President of Fortis, Inc.

OTHER DIRECTORS
Allen Royal Freedman, 56    Chairman and Chief Executive Officer of Fortis, Inc.
Chairman of the Board
since 1995
Henry Carroll Mackin, 54    Executive Vice President of Fortis, Inc.
Director Since 1990
Arie Aristide Fakkert, 52   Assistant General  Manager of  Fortis  International
Director Since 1987         N.V.

EXECUTIVE OFFICERS
Rhonda Schwartz, 37         Senior  Vice President and General Counsel--Life and
                            Investment  Products;  before  then  secretary   and
                            General Counsel of Fortis Inc.
Anthony J. Rotondi, 50      Senior Vice President--Manufacturing and Information
                            Technology; also officer of affiliated companies.
Larry A. Medin, 46          Senior  Vice  President--Sales;  before  then Senior
                            Vice President--Western Divisional Officer, Colonial
                            Group, Inc.
Michael John Peninger, 41   Senior Vice President and Chief Financial Officer
Jon H. Nicholson, 46        Senior Vice President--Annuities.

Fortis Benefits' officers serve at the pleasure of the board of directors, and members of the board serve without compensation (except for expenses of attending board meetings), until their successors are duly elected and qualified.

Mr. Freedman is a director of Systems and Computer Technology Corporation. Mr. Freedman is also a director of the following registered investment companies:
Fortis Equity Portfolios, Inc.; Fortis Growth Fund, Inc.; Fortis Fiduciary Fund, Inc., Fortis Income Portfolios, Inc.; Fortis Securities, Inc.; Fortis Tax-Free Portfolios, Inc.; Fortis Money Portfolios, Inc.; Fortis Advantage Portfolios, Inc.; Fortis World Wide Portfolios, Inc.; Fortis Series Fund, Inc.; Special Portfolios, Inc.

EXECUTIVE COMPENSATION
Set forth below is certain information concerning the compensation of the executive officers of Fortis Benefits.

- --------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                                        ---------------------------------------  ----------------------------
                                                                                OTHER ANNUAL        LTIP         ALL OTHER
        NAME AND PRINCIPAL POSITION            YEAR      SALARY      BONUS      COMPENSATION       PAYOUTS    COMPENSATION (1)
- -------------------------------------------  ---------  ---------  ---------  -----------------  -----------  ---------------
Robert B. Pollock                                 1995  $ 300,888  $  84,000      $       0       $       0      $  14,851
 President and Chief Executive Officer            1994    200,000     84,000              0               0         14,150
                                                  1993    140,908     60,000              0          40,907         11,328
- -----------------------------------------------------------------------------------------------------------------------------
James R. Faust                                    1995    301,121     37,150              0          47,494         14,829
 Executive Vice President--                       1994    200,000     37,150              0          51,236         12,346
 Marketing and Sales                              1993    189,785    102,100              0               0         14,150
- -----------------------------------------------------------------------------------------------------------------------------
Anthony J. Rotondi                                1995    213,672     54,375              0               0         12,667
 Sr. Vice President--                             1994    150,000     54,375              0               0         12,866
 Manufacturing and Information Technology         1993    142,000     54,400              0               0         11,816
- -----------------------------------------------------------------------------------------------------------------------------
William D. Greiter                                1995    210,771     38,808              0               0         12,528
 Senior Vice President                            1994    144,000     36,750              0               0         10,834
                                                  1993    138,000    105,570              0          61,063          8,994
- -----------------------------------------------------------------------------------------------------------------------------
Michael John Peninger                             1995    206,703     39,150              0               0         12,249
 Senior Vice President and                        1994    135,000     39,150              0               0         10,116
 Chief Financial Officer                          1993    125,487     33,594              0          25,708          8,994

- ------------------------
1 This column includes contributions made by Fortis Benefits for the year for the benefit for the named individual to a defined contribution retirement plans.

LONG-TERM INCENTIVE PLAN AWARDS TABLE
(LONG-TERM INCENTIVE PLAN(1) AWARDS IN LAST FISCAL YEAR)

                                                                       PERFORMANCE OR
                                                                        OTHER PERIOD      ESTIMATED FUTURE PAYOUTS UNDER
                                                        NUMBER OF           UNTIL          NON-STOCK PRICE BASED PLANS
                                                     SHARES, UNITS OR   MATURATION OR   ----------------------------------
NAME                                                   OTHER RIGHTS        PAYOUT       THRESHOLD    TARGET      MAXIMUM
- ---------------------------------------------------  ----------------  ---------------  ---------  ----------  -----------
Robert B. Pollock..................................       172 Units         3 years      0 Units    348 Units    447 Units
James R. Faust.....................................       232 Units         3 years      0 Units    284 Units    852 Units
Anthony J. Rotondi.................................       216 Units         3 years      0 Units    170 Units    510 Units
William D. Greiter.................................       140 Units         3 years      0 Units    184 Units    552 Units
Michael John Peninger..............................       151 Units         3 years      0 Units    178 Units    534 Units

- ------------------------
1 Units shown in this table represent performance units granted pursuant to an Executive Incentive Compensation Plan in which officers and managers of Fortis Benefits participate. Awards are made pursuant to this plan based on the employee's position with Fortis Benefits and salary level and the extent to which the employee and Fortis Benefits meet certain performance objectives over 1- and 3-year periods. Employees may elect to defer awards payable to them under this plan.

As additional compensation to its employees and executive officers, Fortis Benefits has an Employees' Uniform Retirement Plan and an Executive Retirement Plan which generally provide an annual annuity benefit upon retirement at age 65 (or a reduced benefit upon early retirement) equal to: .9% of the employee's Average Annual compensation up to the employee's social security covered compensation, plus 1.3% of compensation above the social security covered compensation, up to $235,840, as adjusted by an index, multiplied by the employee's years of credited services.

In addition, Fortis Benefits provides an unfunded Supplemental Executive Retirement Plan for certain executives of Fortis Benefits. Mr. Pollock is the only named executive currently covered by the Plan. Under the Supplemental Executive Retirement Plan, the annual benefit is calculated by subtracting the benefit payable under the Employees' Uniform Retirement Plan and the estimated Social Security benefit from the "Target Benefit." The "Target Benefit" is equal to 50% of Final Average Salary (average salary over the final 36 consecutive months of employment) reduced for less than 20 years of service at retirement. Upon retirement prior to age 65 and after attaining age 55 with 10 years of service, special early retirement rules apply. The salary used to calculate the Final Average Salary consists of regular compensation and the annual target incentive bonus of the participant. The estimated annual benefit of Mr. Pollock, based on current compensation levels, under this plan is $33,504.

The following table illustrates the COMBINED estimated life annuity benefit payable from the Employees' Uniform Retirement Plan and Executive Retirement Plan to employees with the specified Final Average Salary and years of service upon retirement.

PENSION PLAN TABLE*

                                                     YEARS OF SERVICE
                             ----------------------------------------------------------------
FINAL AVERAGE SALARY            10         15         20         25         30         35
- ---------------------------  ---------  ---------  ---------  ---------  ---------  ---------
$125,000...................  $  15,213  $  22,820  $  30,426  $  38,033  $  45,640  $  53,246
 150,000...................     18,463     27,695     36,926     46,158     55,390     64,621
 175,000...................     21,713     32,570     43,426     54,283     65,140     75,996
 200,000...................     24,963     37,445     49,926     62,408     74,890     87,371
 225,000...................     28,141     42,211     56,282     70,352     84,423     98,493
 250,000+..................     29,557     44,336     59,115     73,894     88,672    103,451

- ------------------------
* The table excludes social security benefits. In general, for the purposes of these plans, compensation includes salary and bonuses. The credited years of service with Fortis Benefits for these individuals named in the Summary Compensation Table above are as follows: 14, 4, 21, 10, and 9, respectively.

OWNERSHIP OF SECURITIES
All of Fortis Benefits' outstanding shares are owned by Time Insurance Company, 515 West Wells, Milwaukee, Wisc. 53201, which is itself wholly owned by Fortis, Inc., One World Trade Center, Suite 5001, New York, N.Y. 10048. Fortis, Inc., in turn is wholly owned by Fortis International, Inc., which is wholly owned by AMEV/VSB 1990 N.V., both of which share the same address with N.V. AMEV., Archimedeslaan 10, 3584 BA, Utrecht, The Netherlands. AMEV/VSB 1990 N.V. is 50% owned by Fortis AMEV and 50% owned, through certain subsidiaries, by Fortis AG, Boulevard Emile Jacqmain 53, 1000 Brussels, Belgium.

VOTING PRIVILEGES

In accordance with its view of current applicable law, Fortis Benefits will vote
shares   of   each   of   the   Portfolios   which   are   attributable   to   a

Certificate at regular and special meetings of the shareholders of Series Fund in proportion to instructions received from the persons having the voting interest in the Certificate as of the record date for the corresponding Series Fund shareholders meeting. Participants have the voting interest during the Accumulation Period, persons receiving annuity payments during the Annuity Period, and Beneficiaries after the death of the Annuitant or Participant. However, if the Investment Company Act of 1940 or any rules thereunder should be amended or if the present interpretation thereof should change, and as a result Fortis Benefits determines that it is permitted to vote shares of the Portfolios in its own right, it may elect to do so.

During the Accumulation Period, the number of shares of a Portfolio attributable to a Certificate is determined by dividing the amount of Certificate Value in the corresponding Subaccount pursuant to the Certificate as of the record date for the shareholders meeting by the net asset value of one Portfolio share as of that date. During the Annuity Period, or after the death of the Annuitant or Participant, the number of Portfolio shares deemed attributable to the Certificate will be computed in a comparable manner, based on the liability for future variable annuity payments allocable to that Subaccount under the Certificate as of the record date. Such liability for future payments will be calculated on the basis of the mortality assumptions and the assumed interest rate used in determining the number of Annuity Units credited to the Certificate and the applicable Annuity Unit value on the record date. During the Annuity Period, the number of votes attributable to a Certificate will generally decrease since funds set aside to make the annuity payments will decrease.

Fortis Benefits will vote shares for which it has received no timely instructions, and any shares attributable to excess amounts Fortis Benefits has accumulated in the related Subaccount, in proportion to the voting instructions which it receives with respect to all Certificates and other variable annuity contracts participating in a Portfolio. To the extent that Fortis Benefits or any affiliated company holds any shares of a Portfolio, they will be voted in the same proportion as instructions for that Portfolio that are received from persons holding the voting interest with respect to all Fortis Benefits separate accounts participating in that Portfolio. Shares held by separate accounts other than the Variable Account will in general be voted in accordance with instructions of participants in such other separate accounts. This diminishes the relative voting influence of the Certificates.

Each person having a voting interest in a Subaccount of the Separate Account will receive proxy material, reports and other materials relating to the appropriate Portfolio. Pursuant to the procedures described above, these persons may give instructions regarding the election of the Board of Directors of Series Fund, ratification of the selection of its independent auditors, the approval of the investment managers of a Portfolio, changes in fundamental investment policies of a Portfolio and all other matters that are put to a vote by Series Fund shareholders.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Fortis Benefits Insurance Company

We have audited the accompanying balance sheets of Fortis Benefits Insurance Company as of December 31, 1995 and 1994, and the related statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fortis Benefits Insurance Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

In 1993, as discussed in Note 2 to the financial statements, the Company changed its method of accounting for income taxes, postretirement benefits other than pensions and certain investments in debt and equity securities.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 14, 1996

BALANCE SHEETS
FORTIS BENEFITS INSURANCE COMPANY
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                  DECEMBER 31
                                                                                          ---------------------------
                                                                                              1995           1994
                                                                                          ------------   ------------
ASSETS
Investments--Note 4
  Fixed maturities, at fair value (amortized cost 1995--$1,951,204; 1994--$1,749,347)...  $  2,075,624   $  1,674,782
  Equity securities, at fair value (cost 1995--$60,935; 1994--$59,010)..................        78,852         64,552
  Mortgage loans on real estate, less allowance for possible losses (1995--$8,353;
   1994--$7,429)........................................................................       562,697        452,547
  Policy loans..........................................................................        53,863         49,221
  Short-term investments................................................................       153,499        117,562
  Real estate and other investments.....................................................        11,918         13,441
                                                                                          ------------   ------------
                                                                                             2,936,453      2,372,105

Cash....................................................................................             1         10,888

Receivables:
  Uncollected premiums..................................................................        55,992         40,667
  Reinsurance recoverable on unpaid and paid losses.....................................        11,812         15,181
  Due from affiliates...................................................................           388          2,220
  Other.................................................................................        14,581         12,593
                                                                                          ------------   ------------
                                                                                                82,773         70,661

Accrued investment income...............................................................        41,209         38,584
Deferred policy acquisition costs--Note 5...............................................       237,509        232,198
Property and equipment at cost, less accumulated depreciation--Note 6...................        60,031         56,939
Deferred federal income taxes--Note 8...................................................            --         48,509
Other assets............................................................................         3,551          1,120
Assets held in separate accounts--Note 9................................................     1,781,485      1,212,910
                                                                                          ------------   ------------
TOTAL ASSETS............................................................................  $  5,143,012   $  4,043,914
                                                                                          ------------   ------------
                                                                                          ------------   ------------

                       See notes to financial statements.

FORTIS BENEFITS INSURANCE COMPANY
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                    DECEMBER 31
                                                                                            ---------------------------
                                                                                                1995           1994
                                                                                            ------------   ------------
POLICY RESERVES, LIABILITIES, AND SHAREHOLDER'S EQUITY

POLICY RESERVES AND LIABILITIES
  Future policy benefit reserves:
    Traditional life insurance............................................................  $    407,706   $    375,257
    Interest sensitive and investment products............................................     1,101,931        912,653
    Accident and health...................................................................       832,925        798,293
                                                                                            ------------   ------------
                                                                                               2,342,562      2,086,203

  Unearned premiums.......................................................................        13,044         16,145
  Other policy claims and benefits payable................................................       196,403        169,864
  Policyholder dividends payable..........................................................         7,930          6,793
                                                                                            ------------   ------------
                                                                                               2,559,939      2,279,005
  Accrued expenses........................................................................        68,441         45,905
  Current income taxes payable............................................................         5,375          4,352
  Deferred federal income taxes--Note 8...................................................         9,538             --
  Other liabilities.......................................................................        31,145         32,416
  Liabilities related to separate accounts................................................     1,757,476      1,208,039
                                                                                            ------------   ------------
TOTAL POLICY RESERVES AND LIABILITIES.....................................................     4,431,914      3,569,717

SHAREHOLDER'S EQUITY--Notes 1, 10 and 12
  Common stock, $5 par value, 1,000,000 shares authorized, issued and outstanding.........         5,000          5,000
  Additional paid-in capital..............................................................       408,000        358,000
  Retained earnings.......................................................................       207,421        153,551
  Unrealized gains (losses) on investments, net--Note 4...................................        88,131        (42,908)
  Unrealized gains on assets held in separate accounts net of deferred taxes of $1,371 in
   1995
   and $298 in 1994.......................................................................         2,546            554
                                                                                            ------------   ------------
TOTAL SHAREHOLDER'S EQUITY................................................................       711,098        474,197
                                                                                            ------------   ------------
TOTAL RESERVES, LIABILITIES, AND SHAREHOLDER'S EQUITY.....................................  $  5,143,012   $  4,043,914
                                                                                            ------------   ------------
                                                                                            ------------   ------------

                       See notes to financial statements.

STATEMENTS OF INCOME
FORTIS BENEFITS INSURANCE COMPANY
(IN THOUSANDS)

                                                                                            YEAR ENDED DECEMBER 31
                                                                                  ------------------------------------------
                                                                                      1995           1994           1993
                                                                                  ------------   ------------   ------------
REVENUES
  Insurance operations
    Traditional life insurance premiums.........................................  $    251,353   $    207,824   $    187,863
    Interest sensitive and investment product policy charges....................        46,076         37,823         28,778
    Accident and health premiums................................................       934,900        776,799        738,412
                                                                                  ------------   ------------   ------------
                                                                                     1,232,329      1,022,446        955,053
  Net investment income--Note 4.................................................       203,537        162,514        153,657
  Realized gains (losses) on investments--Note 4................................        55,080        (28,815)        73,623
  Other income..................................................................        33,085         35,958         27,100
                                                                                  ------------   ------------   ------------
      TOTAL REVENUES............................................................     1,524,031      1,192,103      1,209,433
BENEFITS AND EXPENSES
  Benefits to policyholders:
    Traditional life insurance..................................................       202,911        162,168        145,958
    Interest sensitive and investment products..................................        73,676         55,026         50,935
    Accident and health.........................................................       769,588        620,367        598,146
                                                                                  ------------   ------------   ------------
                                                                                     1,046,175        837,561        795,039
  Policyholder dividends........................................................         4,305          1,986          5,855
  Amortization of deferred policy acquisition costs--Note 5.....................        41,291         34,566         36,503
  Insurance commissions.........................................................        95,559         86,111         76,816
  General and administrative expenses...........................................       254,940        197,427        185,986
                                                                                  ------------   ------------   ------------
      TOTAL BENEFITS AND EXPENSES...............................................     1,442,270      1,157,651      1,100,199
                                                                                  ------------   ------------   ------------
Income before federal income taxes and cumulative effect of accounting
 changes........................................................................        81,761         34,452        109,234
Federal income taxes--Note 8....................................................        27,891         11,595         31,090
                                                                                  ------------   ------------   ------------
Income before cumulative effect of accounting changes...........................        53,870         22,857         78,144
  Cumulative effect of change in accounting for income taxes--Note 2............            --             --          4,814
  Cumulative effect of change in accounting for postretirement benefits other than pensions,
   net of tax--Note 2...........................................................            --             --         (1,251)
                                                                                  ------------   ------------   ------------
      NET INCOME................................................................  $     53,870   $     22,857   $     81,707
                                                                                  ------------   ------------   ------------
                                                                                  ------------   ------------   ------------

                       See notes to financial statements.

STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
FORTIS BENEFITS INSURANCE COMPANY
(IN THOUSANDS)

                                                                                                       UNREALIZED
                                                                                         UNREALIZED     GAINS ON
                                                               ADDITIONAL                   GAINS      ASSETS HELD
                                                    COMMON       PAID-IN     RETAINED    (LOSSES) ON   IN SEPARATE
                                                     STOCK       CAPITAL     EARNINGS    INVESTMENTS    ACCOUNTS       TOTAL
                                                  -----------  -----------  -----------  -----------  -------------  ---------
Balance January 1, 1993.........................   $   5,000    $ 345,000    $  52,634    $   4,263     $     657    $ 407,554
Net income......................................          --           --       81,707           --            --       81,707
Dividends to shareholder........................          --           --       (4,000)          --            --       (4,000)
Other...........................................          --           --          353           --            --          353
Change in unrealized gains on investments,
 net............................................          --           --           --        2,099            --        2,099
Change in unrealized gains on investments, net,
 resulting from initial adoption of FASB
 115--Note 1....................................          --           --           --       43,782            --       43,782
Change in unrealized gain on assets held in
 separate account, net of deferred tax expense
 of $238........................................          --           --           --           --           413          413
                                                       -----   -----------  -----------  -----------        -----    ---------
Balance December 31, 1993.......................       5,000      345,000      130,694       50,144         1,070      531,908
Net income......................................          --           --       22,857           --            --       22,857
Additional paid-in capital......................          --       13,000           --           --            --       13,000
Change in unrealized losses on investments,
 net............................................          --           --           --      (93,052)           --      (93,052)
Change in unrealized gain on assets held in
 separate account, net of deferred tax benefit
 of $277........................................          --           --           --           --          (516)        (516)
                                                       -----   -----------  -----------  -----------        -----    ---------
Balance December 31, 1994.......................       5,000      358,000      153,551      (42,908)          554      474,197
Net income......................................          --           --       53,870           --            --       53,870
Additional paid-in capital......................          --       50,000           --           --            --       50,000
Change in unrealized gains on investments,
 net............................................          --           --           --      131,039            --      131,039
Change in unrealized gain on assets held in
 separate account, net of deferred tax expense
 of $1,073......................................          --           --           --           --         1,992        1,992
                                                       -----   -----------  -----------  -----------        -----    ---------
Balance December 31, 1995.......................   $   5,000    $ 408,000    $ 207,421    $  88,131     $   2,546    $ 711,098
                                                       -----   -----------  -----------  -----------        -----    ---------
                                                       -----   -----------  -----------  -----------        -----    ---------

STATEMENT OF CASH FLOWS
FORTIS BENEFITS INSURANCE COMPANY
(IN THOUSANDS)

                                                                                           YEAR ENDED DECEMBER 31
                                                                                ---------------------------------------------
                                                                                    1995            1994            1993
                                                                                -------------   -------------   -------------
OPERATING ACTIVITIES
  Net income..................................................................  $      53,870   $      22,857   $      81,707
  Adjustments to reconcile net income to net cash provided by operating activities:
    Cumulative effect of accounting changes...................................             --              --          (3,563)
    Increase in future policy benefit reserves for traditional, interest
     sensitive and accident and health policies...............................         80,478          79,014          58,299
    Increase (decrease) in other policy claims and benefits and policyholder
     dividends payable........................................................         27,676          10,075         (15,868)
    Decrease in deferred federal income taxes.................................        (13,584)         (2,356)         (9,776)
    Increase (decrease) in income taxes payable...............................          1,023           3,283         (12,733)
    Amortization of policy acquisition costs..................................         41,291          34,566          36,503
    Policy acquisition costs deferred.........................................        (56,391)        (54,349)        (45,841)
    Provision for mortgage loan losses........................................            924           1,105           1,648
    Provision for depreciation................................................         15,654          12,267           9,399
    Accrual of discount, net..................................................           (239)           (914)             72
    Change in receivables, accrued investment income, unearned premiums,
     accrued expenses and other liabilities...................................          3,427         (36,650)          5,751
    Net realized (gains) losses on investments................................        (55,080)         28,815         (73,623)
    Other.....................................................................         (2,431)           (135)            164
                                                                                -------------   -------------   -------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES...............................         96,618          97,578          32,139
INVESTING ACTIVITIES
  Purchase of fixed maturity investments......................................     (2,151,133)     (1,943,697)     (2,337,842)
  Sales or maturities of fixed maturity investments...........................      2,000,068       1,798,184       2,358,288
  (Increase) decrease in short-term investments...............................        (35,908)        (44,266)         28,756
  Purchase of other investments...............................................       (240,264)       (211,836)       (201,601)
  Sales or maturities of other investments....................................        112,598         104,399          75,539
  Purchase of property and equipment..........................................        (19,975)        (16,164)        (13,155)
  Purchase of group insurance business........................................             --          (6,644)         (5,521)
  Other.......................................................................          1,229             500              49
                                                                                -------------   -------------   -------------
      NET CASH USED BY INVESTING ACTIVITIES...................................       (333,385)       (319,524)        (95,487)
FINANCING ACTIVITIES
  Activities related to investment products:
    Considerations received...................................................        187,484         200,499          68,943
    Surrenders and death benefits.............................................        (60,522)        (19,207)        (37,262)
    Interest credited to policyholders........................................         48,918          31,867          30,024
  Additional paid-in capital from shareholder.................................         50,000          13,000              --
  Dividends paid to shareholder...............................................             --              --          (4,000)
                                                                                -------------   -------------   -------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES...............................        225,880         226,159          57,705
                                                                                -------------   -------------   -------------
      INCREASE (DECREASE) IN CASH.............................................        (10,887)          4,213          (5,643)
Cash at beginning of year.....................................................         10,888           6,675          12,318
                                                                                -------------   -------------   -------------
      CASH AT END OF YEAR.....................................................  $           1   $      10,888   $       6,675
                                                                                -------------   -------------   -------------
                                                                                -------------   -------------   -------------

                       See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS
FORTIS BENEFITS INSURANCE COMPANY

DECEMBER 31, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
NATURE OF OPERATIONS: Fortis Benefits Insurance Company (the Company) is an affiliate of the worldwide Fortis group of companies owned by Fortis AMEV of the Netherlands and Fortis AG of Belgium. The Company is incorporated in Minnesota and distributes its products in all states except New York. To date, the majority of the Company's revenues have been derived from group employee benefits products and the remainder from individual life and annuity products.

BASIS OF STATEMENT PRESENTATION: The financial statements are presented in conformity with generally accepted accounting principles. Certain amounts included in the 1993 and 1994 financial statements have been reclassified to conform to the 1995 presentation.

RECOGNITION OF REVENUES, POLICY RESERVES AND LIABILITIES AND POLICY  ACQUISITION
COSTS: The Company follows generally accepted accounting principles which differ in certain respects from statutory accounting practices prescribed or permitted by regulatory authorities. The more significant of these principles are:

    Premiums for long-duration traditional life policies are recognized as revenues when due over the premium-paying period. Liabilities for future policy benefits and expenses are computed using the net level method and include investment yield, mortality, withdrawal, and other assumptions based on the Company's experience, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations.

    Revenues for universal life and investment products consist of charges assessed against policy account balances during the period for the cost of insurance, policy administration, and surrender charges. Future policy benefit reserves are computed under the retrospective deposit method and consist of policy account balances before applicable surrender charges and certain deferred policy initiation fees that are being recognized in income over the term of the policies. Policy benefits charged to expense during the period include amounts paid in excess of policy account balances and interest credited to policy account balances. Interest credit rates for universal life and investment products ranged from 4% to 7.80% in 1995 and 1994.

    Premiums for long-term disability, short-term traditional life, and accident and health are recognized as revenues ratably over the contract period in proportion to the risk insured. Liabilities for future disability income policy benefits are based on the 1964 Commissioners Disability Table at 6 percent interest. Calculated reserves are modified based on the Company's actual experience. Claims and benefits payable for reported and incurred but not reported losses and related loss adjustment expenses are determined using case-basis estimates and past experience. The methods of making such estimates and establishing the related liabilities are continually reviewed and updated. Any adjustments resulting therefrom are reflected in earnings currently.

    For interest sensitive and investment products, deferred policy acquisition costs are amortized in relation to profits. For group life, accident and health, disability, and dental insurance business acquired on October 1, 1991 (see Note 3), the Company recorded the present value of future profits as deferred policy acquisition costs. These costs are amortized in proportion to premium revenue over the estimated premium paying period of the related policies and, if required, are expensed when such costs are deemed not to be recoverable from future policy revenues, including the related investment income.

    For insurance products issued subsequent to December 31, 1984, the costs of acquiring new business, which vary with and are directly related to the production of new business, are deferred, to the extent recoverable from future profits, and amortized against income. The period of amortization varies depending upon the product. For traditional life products, the policy acquisition costs are deferred and amortized over the premium paying period of the contracts. For interest sensitive and investment products, the policy acquisition costs are deferred and amortized in relation to the present value of estimated future gross profits.

INVESTMENTS: The Company's investment strategy is developed based on many factors including insurance liability matching, rate of return, maturity, credit risk, tax considerations and regulatory requirements.

Prior to December 31, 1993, the Company classified fixed maturity investments as available-for-sale recorded at the lower of amortized cost or market, computed on a portfolio basis. Equity securities were carried at fair value. At December 31, 1993, all fixed maturity securities were classified as available-for-sale and carried at fair value. The effect of adopting Statement 115 at December 31, 1993 was to increase the carrying amount of fixed maturities by $76,309,000, policyholder dividends payable by $2,684,000, deferred income taxes by $23,575,000 and shareholder's equity by $43,782,000 and to reduce the carrying amount of deferred policy acquisition costs by $6,268,000. Beginning in 1994, the classification of fixed maturity investments between available-for-sale or held to maturity is made at the time of each purchase and, prospectively, that classification is reevaluated as of each balance sheet date.

Changes in market values of available-for-sale securities, after deferred income taxes and after adjustment for the amortization of deferred policy acquisition costs, and participating policyholders' share of earnings are reported as unrealized gains (losses) on investments directly in shareholder's equity and, accordingly, have no effect on net income. The offsets to the unrealized appreciation or depreciation represent valuation adjustments relating to amounts of additional deferred policy acquisition costs or amortization of deferred policy acquisition costs and the additional liabilities established for future policyholder benefits and participating policyholders' share of the Company's earnings that would have been required as a charge or credit to operations had such unrealized amounts been realized.

Mortgage loans constitute first liens on commercial real estate and other income producing properties. The insurance statutes in Minnesota generally require that the initial principal loaned not exceed 80% of the appraised value of the property securing the loan. The Company's policy fully complies with this statute. Mortgage loans on real estate are reported at unpaid balances, adjusted for amortization of premium or discount, less allowance for possible losses. The change in the allowance for possible losses is recorded with realized gains and losses on investments. Policy loans are reported at unpaid balance.

Realized gains and losses on sales of investments, and declines in value judged to be other-than-temporary, are recognized on the specific identification basis. Investment income is recorded as earned.

PROPERTY AND EQUIPMENT: Property and equipment are recorded at cost less accumulated depreciation. The Company provides for depreciation principally on the straight line method over the estimated useful lives of the related property.

INCOME TAXES: Income taxes have been provided using the liability method in accordance with Financial Accounting Standards Board ("FASB") Statement 109, ACCOUNTING FOR INCOME TAXES. Deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases and are measured using the enacted tax rates.

SEPARATE ACCOUNTS: Assets and liabilities associated with separate accounts relate to premium and annuity considerations for variable life and annuity products for which the contract holder, rather than the Company, bears the investment risk. Separate account assets are reported at fair value.

GUARANTY FUND ASSESSMENTS: The economy and other factors have caused an increase in the number of insurance companies that are under regulatory supervision. This circumstance may result in an increase in assessments by state guaranty funds, or voluntary payments by solvent insurance companies, to cover losses to policyholders of insolvent or rehabilitated companies. Mandatory assessments can be partially recovered through a reduction in future premium taxes in some states. The Company is not able to reasonably estimate the impact of future assessments on its financial position but does not believe that the impact will be material.

USE OF ESTIMATES: The preparation of financial statements in conformity of generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  CHANGES IN ACCOUNTING PRINCIPLES

EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS: Effective January 1, 1993, the Company adopted FASB Statement 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. The Company elected to immediately recognize the cumulative effect of this change in accounting for postretirement benefits of $1,895,000 ($1,251,000 net of deferred income tax benefit), which represents the accumulated postretirement benefit obligation existing at January 1, 1993. The impact of Statement 106 on operating results for 1993 was not material.

ACCOUNTING FOR INCOME TAXES: Effective January 1, 1993, the Company adopted FASB Statement 109, ACCOUNTING FOR INCOME TAXES. Statement 109 provides for a balance sheet approach in determining deferred income tax assets and liabilities. The cumulative effect of adopting Statement 109 increased the Company's deferred tax asset and net income by approximately $4,814,000 in 1993.

ACCOUNTING AND  REPORTING FOR  REINSURANCE OF  SHORT-DURATION AND  LONG-DURATION
CONTRACTS: In 1993, the Company adopted FASB Statement 113, ACCOUNTING AND REPORTING FOR REINSURANCE OF SHORT-DURATION AND LONG-DURATION CONTRACTS. Under Statement 113, amounts paid or deemed to have been paid for reinsurance contracts are recorded as reinsurance recoverables.

ACCOUNTING FOR CERTAIN DEBT AND EQUITY SECURITIES: The Company adopted FASB Statement 115, ACCOUNTING FOR CERTAIN DEBT AND EQUITY SECURITIES, as of December 31, 1993. Under Statement 115, all fixed maturities are classified as available-for-sale and carried at fair value, while equity securities continue to be carried at fair value. Adoption of Statement 115 had no effect on net income in 1993.

3.  ACQUIRED BUSINESS
    In October, 1991, the Company purchased certain assets and assumed certain liabilities from The Mutual Benefit Life Insurance Company in Rehabilitation
(MBL). The seller transferred to the Company, the assets and liabilities relating to the group life, accident and health, disability and dental insurance business of MBL. The acquisition was accounted for as a purchase. The Company purchased this business for $318,000,000. Per contractual agreement, additional payments were paid to MBL based upon the persistency of the long term disability portion of the business. Under terms of this agreement, the Company paid $6,644,000, $5,521,000 and $8,685,000 in 1994, 1993, and 1992, respectively.
This additional purchase price was accounted for as deferred policy acquisition costs. No additional payments will be made.

4.  INVESTMENTS
AVAILABLE FOR SALE SECURITIES: The following is a summary of the available for sale securities (in thousands):

                                                                       GROSS          GROSS
                                                      AMORTIZED      UNREALIZED     UNREALIZED
                                                         COST           GAIN           LOSS        FAIR VALUE
                                                     ------------   ------------   ------------   ------------
December 31, 1995:
  Fixed Income Securities:
    Governments....................................  $   453,406    $    36,938    $       142    $   490,202
    Public utilities...............................       55,793          4,617             --         60,410
    Industrial & miscellaneous.....................    1,420,374         82,705          1,282      1,501,797
    Other..........................................       21,631          1,586              2         23,215
                                                     ------------   ------------        ------    ------------
      Total........................................    1,951,204        125,846          1,426      2,075,624
  Equity Securities................................       60,935         20,321          2,404         78,852
                                                     ------------   ------------        ------    ------------
      Total........................................  $ 2,012,139    $   146,167    $     3,830    $ 2,154,476
                                                     ------------   ------------        ------    ------------
                                                     ------------   ------------        ------    ------------
December 31, 1994:
  Fixed Income Securities:
    Governments....................................  $   829,607    $     1,129    $    40,642    $   790,094
    Public utilities...............................       60,885          1,132          1,389         60,628
    Industrial & miscellaneous.....................      847,018          3,184         38,505        811,697
    Other..........................................       11,837            764            238         12,363
                                                     ------------   ------------        ------    ------------
      Total........................................    1,749,347          6,209         80,774      1,674,782
  Equity Securities................................       59,010          9,896          4,354         64,552
                                                     ------------   ------------        ------    ------------
      Total........................................  $ 1,808,357    $    16,105    $    85,128    $ 1,739,334
                                                     ------------   ------------        ------    ------------
                                                     ------------   ------------        ------    ------------

The amortized cost and fair value of available-for-sale investments in fixed maturities at December 31, 1995, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                            AMORTIZED
                                                                               COST        FAIR VALUE
                                                                           ------------   ------------
Due in one year or less..................................................  $    80,474    $    80,960
Due after one year through five years....................................      472,741        487,764
Due after five years through ten years...................................      687,374        727,723
Due after ten years......................................................      710,615        779,177
                                                                           ------------   ------------
    Total................................................................  $ 1,951,204    $ 2,075,624
                                                                           ------------   ------------
                                                                           ------------   ------------

MORTGAGE LOANS: The Company has issued commercial mortgage loans on properties located throughout the country. Approximately 35% of outstanding principal is concentrated in the states of California, Florida and New York at December 31, 1995 as compared to concentrated interests in California, Florida, and Texas of 34% at December 31, 1994. Loan commitments outstanding totaled $10,030,000 at December 31, 1995.

In May 1993, FASB issued Statement 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, which becomes effective for fiscal years beginning after December 15, 1994, and which the Company adopted in 1995. Statement 114 requires that impaired loans are to be valued at the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price, or the fair market value of the collateral if the loan is collateral dependent. The impact of adoption was not material to the Company's financial position or operating results.

INVESTMENTS ON DEPOSIT: The Company had fixed maturities and mortgage loans on real estate carried at $2,385,000 and $8,132,000, respectively, at December 31, 1995, and $2,635,000 and $8,132,000 respectively, at December 31, 1994 on deposit with various governmental authorities as required by law.

NET UNREALIZED GAINS (LOSSES): The adjusted net unrealized gains (losses) recorded in shareholder's equity were as follows (in thousands):

                                                                                 1995           1994           1993
                                                                             ------------   ------------   ------------
Change in unrealized gains (losses) before adjustment for the following
 items:....................................................................  $    214,452   $   (155,923)  $     80,288
  Capitalization (amortization) of deferred policy acquisition costs.......        (9,789)         9,288         (6,268)
  Participating policyholders' share of earnings...........................            --          2,684         (2,684)
  Deferred income taxes....................................................       (71,632)        50,383        (25,042)
                                                                             ------------   ------------   ------------
Change in net unrealized gains (losses)....................................       133,031        (93,568)        46,294
Net unrealized gains, beginning of the year................................       (42,354)        51,214          4,920
                                                                             ------------   ------------   ------------
Net unrealized gains (losses), end of year.................................  $     90,677   $    (42,354)  $     51,214
                                                                             ------------   ------------   ------------
                                                                             ------------   ------------   ------------

NET INVESTMENT INCOME AND REALIZED GAINS (LOSSES) ON INVESTMENTS: Major categories of net investment income and realized gains (losses) on investments for each year were as follows (in thousands):

                                                                                                  REALIZED GAINS (LOSSES)
                                                                  NET INVESTMENT INCOME               ON INVESTMENTS
                                                             -------------------------------  -------------------------------
                                                               1995       1994       1993       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Fixed maturities...........................................  $ 139,062  $ 119,668  $ 120,844  $  50,393  $ (27,854) $  70,626
Equity securities..........................................      2,026      1,937      1,490      2,830      1,352      3,955
Mortgage loans on real estate..............................     49,227     36,816     28,370       (242)    (2,992)    (1,805)
Policy loans...............................................      2,797      2,731      3,004         --         --         --
Short-term investments.....................................     11,863      4,671      4,282         (3)       (60)         1
Real estate & other investments............................      4,750      2,138      1,171      2,102        739        846
                                                             ---------  ---------  ---------  ---------  ---------  ---------
    Tota1..................................................    209,725    167,961    159,161  $  55,080  $ (28,815) $  73,623
                                                                                              ---------  ---------  ---------
                                                                                              ---------  ---------  ---------
Expenses...................................................     (6,188)    (5,447)    (5,504)
                                                             ---------  ---------  ---------
                                                             $ 203,537  $ 162,514  $ 153,657
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

Proceeds from sales of investments in fixed maturities were $2,000,068,000, $1,798,185,000, and $2,335,230,000 in 1995, 1994 and 1993, respectively. Gross
gains  of  $61,070,000,  $16,618,000,  and  $75,133,000  and  gross  losses   of
$10,677,000,  $44,472,000, and  $4,507,000 were realized  on the  sales in 1995,
1994, and 1993, respectively.

5.  DEFERRED POLICY ACQUISITION COSTS
    The changes in deferred policy acquisition costs by product were as follows (in thousands):

                                                                        INTEREST
                                                                      SENSITIVE AND
                                                         TRADITIONAL   INVESTMENT    ACCIDENT AND
                                                            LIFE        PRODUCTS        HEALTH        TOTAL
                                                         -----------  -------------  -------------  ---------
Balance January 1, 1994................................   $  61,474     $  87,946      $  47,063    $ 196,483
Acquisition costs deferred:
  Acquired business....................................          --            --          6,644        6,644
  Other business.......................................          --        54,349             --       54,349
Acquisition costs amortized............................     (11,564)      (10,274)       (12,728)     (34,566)
Allowance for additional amortization from unrealized
 gains on available-for-sale securities................          --         9,288             --        9,288
                                                         -----------  -------------  -------------  ---------
Balance December 31, 1994..............................   $  49,910     $ 141,309      $  40,979    $ 232,198
Acquisition costs deferred:
  Other business.......................................          --        56,391             --       56,391
Acquisition costs amortized............................     (11,378)      (17,071)       (12,842)     (41,291)
Additional amortization of deferred acquisition costs
 from unrealized losses on available-for-sale
 securities............................................          --        (9,789)            --       (9,789)
                                                         -----------  -------------  -------------  ---------
Balance December 31, 1995..............................   $  38,532     $ 170,840      $  28,137    $ 237,509
                                                         -----------  -------------  -------------  ---------
                                                         -----------  -------------  -------------  ---------

Included within total deferred policy acquisition costs at December 31, 1995 is $46,750,000 of present value of future profits (PVP) resulting from acquisitions accounted for as a purchase. The estimated amount of PVP to be amortized during each of the next three years is as follows: 1996-- $19,210,000; 1997--$17,262,000; 1998--$10,278,000.

During 1995, 1994, and 1993, the Company sold portions of its investment portfolio and in accordance with FASB Statement 97, the recognition of the realized capital (losses) gains resulted in (reduced) additional amortization of acquisition costs deferred of $4,825,000, $(935,000), and $5,400,000, respectively. In addition, the Company (reduced) recorded policyholder dividends payable of $1,095,000 in 1995, $(761,000) in 1994 and $2,800,000 in 1993.

6.  PROPERTY AND EQUIPMENT
    A summary of property and equipment for each year follows (in thousands):

                                                                                         1995       1994
                                                                                       ---------  ---------
Land.................................................................................  $   1,900  $   1,900
Building and improvements............................................................     23,319     23,084
Furniture and equipment..............................................................     85,592     68,017
                                                                                       ---------  ---------
                                                                                         110,811     93,001
Less accumulated depreciation........................................................    (50,780)   (36,062)
                                                                                       ---------  ---------
Net property and equipment...........................................................  $  60,031  $  56,939
                                                                                       ---------  ---------
                                                                                       ---------  ---------

7.  UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES
    Activity for the liability for unpaid accident and health claims and claims adjustment expense is summarized as follows (in thousands):

                                                                                  YEAR ENDED DECEMBER 31
                                                                              -------------------------------
                                                                                1995       1994       1993
                                                                              ---------  ---------  ---------
Balance as of January 1, net of reinsurance recoverables....................  $ 838,810  $ 806,538  $ 776,194
Add: Incurred losses related to:
  Current year..............................................................    827,261    656,052    612,621
  Prior years...............................................................    (28,520)   (58,218)   (41,619)
                                                                              ---------  ---------  ---------
    Total incurred losses...................................................    798,741    597,834    571,002
Deduct: Paid losses related to:
  Current year..............................................................    492,460    377,595    353,124
  Prior years...............................................................    216,259    187,967    187,534
                                                                              ---------  ---------  ---------
    Total paid losses.......................................................    708,719    565,562    540,658
                                                                              ---------  ---------  ---------
Balance as of December 31, net of reinsurance recoverables..................  $ 928,832  $ 838,810  $ 806,538
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

In 1995, the accident/health business experienced overall unfavorable claims experience. The unfavorable experience was the result of medical cost trends and the negative impact of medical premium rate restrictions in certain states. In 1994 and 1993, the accident/health business experienced overall favorable development on claims reserves established as of the previous year end. The favorable development was a result of lower medical costs due to less uncertainty in the health business, a reduction of loss reserves which considered historically high inflation in medical costs and, in 1994, a refinement in the claims reserve estimates.

8.  FEDERAL INCOME TAXES
    The Company reports its taxable income in a consolidated federal income tax return along with other affiliated subsidiaries of Fortis, Inc. Income tax expense or credits are allocated among the affiliated subsidiaries by applying corporate income tax rates to taxable income or loss determined on a separate return basis according to a Tax Allocation Agreement.

The cumulative effect of adopting Statement 109 as of January 1, 1993 was to increase net income for 1993 by $4,814,000. An increase in the tax rate from 34% to 35% was effective in the third quarter of 1993 and resulted in a $305,000 increase in net income from the recalculation of the deferred liability account.

Deferred income taxes reflect the net tax effects of temporary differences between the basis of assets and liabilities for financial statement purposes and for income tax purposes.

The significant components of the Company's deferred tax liabilities and assets as of December 31, 1995 and 1994 are as follows (in thousands):

                                                                         1995       1994
                                                                       ---------  ---------
Deferred tax assets:
  Reserves...........................................................  $  54,346  $  42,715
  Separate account assets/liabilities................................     34,386     27,663
  Unrealized losses..................................................         --     22,806
  Accrued liabilities................................................     13,781     14,565
  Claims and benefits payable........................................      2,626      1,976
  Other..............................................................        123      1,393
                                                                       ---------  ---------
    Total deferred tax assets........................................    105,262    111,118
Deferred tax liabilities:
  Unrealized gains...................................................     48,826         --
  Deferred policy acquisition costs..................................     60,930     55,329
  Investments........................................................         --      1,194
  Fixed assets.......................................................      5,044      6,086
                                                                       ---------  ---------
    Total deferred tax liabilities...................................    114,800     62,609
                                                                       ---------  ---------
    Net deferred tax asset (liability)...............................  $  (9,538) $  48,509
                                                                       ---------  ---------
                                                                       ---------  ---------

The Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax assets, and, therefore, no such valuation allowance has been established.

The Company's tax expense before cumulative effect of accounting changes is shown as follows (in thousands):

                                                                  1995       1994       1993
                                                                ---------  ---------  ---------
Current.......................................................  $  39,660  $  15,046  $  35,747
Deferred......................................................    (11,769)    (3,451)    (4,657)
                                                                ---------  ---------  ---------
                                                                $  27,891  $  11,595  $  31,090
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

Tax payments  were made  of $47,711,000,  $18,080,000 and  $53,600,000 in  1995,
1994, and 1993, respectively. Tax refunds were received of $7,258,000 and $7,729,000 in 1995 and 1994, respectively.

The Company's effective income tax rate varied from the statutory federal income tax rate as follows:

                                                                        1995        1994        1993
                                                                       -----       -----       -----
Statutory income tax rate..........................................       35.0%       35.0%       35.0%
Tax audit provision................................................        0.0%        0.8%       (4.6)%
Other, net.........................................................       (0.9)%      (2.1)%      (1.9)%
                                                                           ---         ---         ---
                                                                          34.1%       33.7%       28.5%
                                                                           ---         ---         ---
                                                                           ---         ---         ---

9.  ASSETS HELD IN SEPARATE ACCOUNTS
    Separate account assets were as follows (in thousands):

                                                                        1995           1994
                                                                    ------------   ------------
Premium and annuity considerations for the variable annuity
 products and variable universal life product for which the
 contract holder, rather than the Company, bears the investment
 risk.............................................................  $  1,757,476   $  1,208,038
Assets of the separate accounts owned by the Company, at fair
 value............................................................        24,009          4,872
                                                                    ------------   ------------
                                                                    $  1,781,485   $  1,212,910
                                                                    ------------   ------------
                                                                    ------------   ------------

10. STATUTORY ACCOUNTING PRACTICES
    Reconciliations of net income and shareholder's equity on the basis of statutory accounting to the related amounts presented in the accompanying statements were as follows (in thousands):

                                                                                                    SHAREHOLDER'S EQUITY
                                                                             NET INCOME
                                                                   -------------------------------  --------------------
                                                                     1995       1994       1993       1995       1994
                                                                   ---------  ---------  ---------  ---------  ---------
Based on statutory accounting practices..........................  $  30,576  $  49,759  $  46,605  $ 377,040  $ 304,231
Deferred policy acquisition costs................................     15,100     19,783      9,338    237,509    232,198
Investment valuation differences.................................        330        370        520    114,413    (85,944)
Deferred and uncollected premiums................................        303        (14)     1,655     (7,372)    (8,393)
Unearned premiums................................................      1,829      1,126      7,035    (11,179)   (13,008)
Loading and equity in unearned premiums..........................        (56)       316       (179)        94         85
Property and equipment...........................................       (178)      (204)       (63)    27,172     22,027
Policy reserves..................................................    (31,011)   (26,655)   (38,558)  (103,174)   (72,192)
Current income taxes payable.....................................     (1,294)        --      4,656     (7,895)    (4,786)
Deferred income taxes............................................     11,769      2,356      9,776     (9,538)    48,509
Realized gains (losses) on investments...........................      1,938     (1,052)     3,651         --         --
Realized gains (losses) transferred to the Interest Maintenance
 Reserve (IMR), net of tax.......................................     31,711    (18,456)    40,459         --         --
Amortization of IMR, net of tax..................................     (5,261)    (5,479)    (3,777)        --         --
Interest maintenance reserve.....................................         --         --         --     53,814     27,364
Asset valuation reserve..........................................         --         --         --     48,507     32,011
Cumulative effect of accounting changes..........................         --         --      3,563         --         --
Other, net.......................................................     (1,886)     1,007     (2,974)    (8,293)    (7,905)
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   $  53,870  $  22,857  $  81,707  $ 711,098  $ 474,197
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

11. REINSURANCE
    The maximum amount that the Company retains on any one life is $750,000 of life insurance including accidental death. Amounts in excess of $750,000 are reinsured with other life insurance companies on a yearly renewable term basis.

Ceded reinsurance premiums were as follows (in thousands):

                                                                  1995       1994       1993
                                                                ---------  ---------  ---------
Life Insurance................................................  $   4,661  $   5,571  $   4,366
Accident & Health Insurance...................................      3,410     36,782     37,088
                                                                ---------  ---------  ---------
                                                                $   8,071  $  42,353  $  41,454
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

Recoveries under reinsurance contracts were as follows (in thousands):

                                                                  1995       1994       1993
                                                                ---------  ---------  ---------
Life Insurance................................................  $   2,489  $   1,650  $   6,963
Accident & Health Insurance...................................      8,807     19,913     15,448
                                                                ---------  ---------  ---------
                                                                $  11,296  $  21,563  $  22,411
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

Reinsurance ceded would become a liability of the Company in the event the reinsurers are unable to meet the obligations assumed under the reinsurance agreements. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers.

12. STATUTORY INFORMATION
    Dividend distributions to parent are restricted as to amount by state regulatory requirements. The Company had $37,204,000 free from such restrictions at December 31, 1995. Distributions in excess of this amount would require regulatory approval.

Statutory-basis financial statements are prepared in accordance with accounting practices prescribed or permitted by Minnesota Insurance regulatory authorities. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The NAIC is currently in the process of codifying statutory accounting practices. This project, which is expected to be completed in 1996, may result in changes to the accounting practices that insurance enterprises use to prepare their statutory-basis financial statements.

Insurance enterprises are required by State Insurance Departments to adhere to minimum risk-based capital ("RBC") requirements developed by the NAIC. All of the Company's insurance subsidiaries exceed minimum RBC requirements.

13. TRANSACTIONS WITH AFFILIATED COMPANIES
    The Company receives various services from Fortis, Inc. These services include assistance in benefit plan administration, corporate insurance, accounting, tax, auditing, investment and other administrative functions. The fees paid to Fortis, Inc. for these services for the years ended December 31, 1995, 1994, and 1993, were $10,074,000 , $8,944,000, and $8,595,000 respectively.

In conjunction with the marketing of its variable annuity products, the Company paid $59,308,000, $57,307,000, and $27,931,000, in commissions to its affiliate,
Fortis Investors, Inc. for the years ended December 31, 1995, 1994, and 1993, respectively.

14. FAIR VALUE DISCLOSURES
VALUATION METHODS AND ASSUMPTIONS: Investments are reported in the accompanying balance sheets on the following basis:

    The fair values for fixed maturity securities and equity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments.

    Mortgage loans are reported at unpaid principal balance less allowances for possible losses. The fair values of mortgage loans are estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. The fair values for the Company's policy reserves under investment products are determined using cash surrender value.

    The fair values under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, such that the Company's exposure to changing interest rates is minimized through the matching of investment maturities with amounts due under insurance contracts.

                                                                              DECEMBER 31
                                                       ---------------------------------------------------------
                                                                  1995                          1994
                                                       ---------------------------   ---------------------------
                                                         CARRYING                      CARRYING
                                                          AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                                       ------------   ------------   ------------   ------------
Assets:
  Investments:
    Securities available-for-sale:
      Fixed maturities...............................  $  2,075,624   $  2,075,624   $  1,674,782   $  1,674,782
      Equity securities..............................        78,852         78,852         64,552         64,552
    Mortgage loans on real estate....................       562,697        605,501        452,547        434,503
    Policy loans.....................................        53,863         53,863         49,221         49,221
    Short-term investments...........................       153,499        153,499        117,562        117,562
    Cash.............................................             1              1         10,888         10,888
    Assets held in separate accounts.................     1,781,485      1,781,485      1,212,910      1,212,910
Liabilities:
  Individual and group annuities (subject to
   discretionary withdrawal).........................       865,623        834,621        692,196        657,454

15. COMMITMENTS AND CONTINGENCIES
    The Company is named as a defendant in a number of legal actions arising primarily from claims made under insurance policies. These actions have been considered in establishing policy benefit and loss reserves. Management and its legal counsel are of the opinion that the settlement of these actions will not have a material adverse effect on the Company's financial position or results of operations.

16. RETIREMENT AND OTHER EMPLOYEE BENEFITS
    The Company participates in the Fortis, Inc. noncontributory defined benefit pension plan covering substantially all of its employees. Benefits are based on years of service and the employee's compensation during such years of service. Fortis, Inc. is not able to segregate Company specific benefit obligations or plan assets. On an aggregate basis, the fair value of plan assets exceeded the accumulated benefit obligations as of December 31, 1995.

The Company has a profit sharing plan covering substantially all employees which provides benefits payable to participants on retirement or disability and to beneficiaries of participants in event of the participant's death. Amounts contributed to the plan and expensed by the Company were $3,765,000, $3,536,000 and $3,399,000 in 1995, 1994, and 1993, respectively.

FORTIS BENEFITS INSURANCE COMPANY

SCHEDULE I--SUMMARY OF INVESTMENTS
OTHER THAN INVESTMENTS IN RELATED PARTIES ($ THOUSANDS)
AS OF DECEMBER 31, 1995

                                                                                                  AMOUNT AT WHICH
                                                                                         FAIR      SHOWN IN THE
TYPE OF INVESTMENT                                                            COST       VALUE     BALANCE SHEET
- --------------------------------------------------------------------------  ---------  ---------  ---------------
Fixed maturities:
  Bonds:
    United States Government and government agencies and authorities......  $ 460,143  $ 497,917    $  497,917
    All other corporate bonds.............................................  1,491,061  1,577,707     1,577,707
                                                                            ---------  ---------  ---------------
Total fixed maturities....................................................  1,951,204  $2,075,624    2,075,624
                                                                                       ---------
                                                                                       ---------
Equity securities.........................................................     60,935  $  78,852        78,852
                                                                                       ---------
                                                                                       ---------
Mortgage loans on real estate.............................................    571,050                  562,697*
Policy loans..............................................................     53,863                   53,863
Short term investments....................................................    153,499                  153,499
Real Estate and other investments.........................................     11,918                   11,918
                                                                            ---------             ---------------
Total investments.........................................................  $2,802,451              $2,936,453
                                                                            ---------             ---------------
                                                                            ---------             ---------------

- ------------------------
* Differences between cost and carrying values result from certain valuation allowances and declines in value that are other than temporary.

FORTIS BENEFITS INSURANCE COMPANY

SCHEDULE IV--REINSURANCE ($ THOUSANDS)
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                                        ASSUMED
                                                                                                        DIVIDED
                                          GROSS AMOUNT      CEDED         ASSUMED          NET          BY NET
                                          ------------   ------------   ------------   ------------   -----------
For the year ended 12/31/95
Life Insurance in Force.................  $ 87,069,238   $  1,446,218   $   492,018    $ 86,115,038         0.57%
                                          ------------   ------------   ------------   ------------
                                          ------------   ------------   ------------   ------------
REVENUES:
  Life and Annuity......................  $    253,785   $      2,492   $        60    $    251,353         0.02%
  Interest Sensitive and Investment.....        48,245          2,169            --          46,076         0.00%
  A & H.................................       934,838          3,410         3,472         934,900         0.37%
                                          ------------   ------------   ------------   ------------
  TOTAL.................................  $  1,236,868   $      8,071   $     3,532    $  1,232,329         0.29%
                                          ------------   ------------   ------------   ------------
                                          ------------   ------------   ------------   ------------

For the year ended 12/31/94
Life Insurance in Force.................  $ 62,187,163   $  1,719,637   $   448,854    $ 60,916,380         0.74%
                                          ------------   ------------   ------------   ------------
                                          ------------   ------------   ------------   ------------
REVENUES:
  Life and Annuity......................  $    212,623   $      4,035   $      (764)   $    207,824        -0.37%
  Interest Sensitive and Investment.....        38,782            959            --          37,823         0.00%
  A & H.................................       811,733         37,224         2,290         776,799         0.29%
                                          ------------   ------------   ------------   ------------
  TOTAL.................................  $  1,063,138   $     42,218   $     1,526    $  1,022,446         0.15%
                                          ------------   ------------   ------------   ------------
                                          ------------   ------------   ------------   ------------

For the year ended 12/31/93
Life Insurance in Force.................  $ 54,426,139   $  1,849,797   $   370,422    $ 52,946,764         0.70%
                                          ------------   ------------   ------------   ------------
                                          ------------   ------------   ------------   ------------
REVENUES:
  Life and Annuity......................  $    189,420   $      2,450   $       893    $    187,863         0.48%
  Interest Sensitive and Investment.....        29,756            978            --          28,778         0.00%
  A & H.................................       775,509         37,097            --         738,412         0.00%
                                          ------------   ------------   ------------   ------------
  TOTAL.................................  $    994,685   $     40,525   $       893    $    955,053         0.09%
                                          ------------   ------------   ------------   ------------
                                          ------------   ------------   ------------   ------------

FORTIS BENEFITS INSURANCE COMPANY

SCHEDULE V--VALUATION AND QUALIFYING ACCOUNTS ($ THOUSANDS)
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                  ADDITIONS
                                                       --------------------------------
                                          BALANCE AT    CHARGED TO
                                           BEGINNING      COSTS &     CHARGED TO OTHER     DEDUCTION-      BALANCE AT
DESCRIPTION                                OF PERIOD     EXPENSES      ACCTS DESCRIBE       DESCRIBE      END OF PERIOD
- ----------------------------------------  -----------  -------------  -----------------  ---------------  -------------
For the year ended 12/31/95
  Reserve for Mortgage Loans............   $   7,429     $     924        $       0         $       0       $   8,353

For the year ended 12/31/94
  Reserve for Mortgage Loans............       6,324         1,105                0                 0           7,429

For the year ended 12/31/93
  Reserve for Mortgage Loans............       4,676         1,648                0                 0           6,324